UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 27, 2008
SPSS Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22194	36-2815480

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

233 South Wacker Drive, Chicago, Illinois		60606

(Address of Principal Executive Offices)		(Zip Code)
(312) 651-3000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03: CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
On March 27, 2008, the SPSS Inc. (the “Company”) entered into a three-year senior revolving credit facility (the “Credit Facility”) that enables the Company to borrow up to $50 million.  The Credit Facility was entered into between the Company and LaSalle Bank National Association, as lender (the “Lender”).  Borrowings under the Credit Facility may be borrowed by the Company (or one or more subsidiaries designated by the Company) in U.S. dollars, Australian dollars, Euros, Pounds Sterling, Japanese Yen and in other currencies that the Lender may approve from time to time.  Borrowings under the Credit Facility will bear interest at a rate per annum equal to the applicable eurocurrency rate plus a 0.50% spread.  The Company will pay a fee of 0.10% of the unused amount of the Credit Facility.  The Company has guaranteed the obligations of all subsidiary borrowers under the Credit Facility.
Borrowings under the Credit Facility are subject to the Company’s satisfaction of various conditions at the time of borrowing. The Credit Facility contains the following financial covenants:
•	the Company is required to have consolidated EBITDA of at least $40,000,000 for each period of four consecutive fiscal quarters; and

•	the Company is required to maintain a ratio of (a) (x) consolidated total debt less (y) cash and cash equivalents to (b) consolidated EBITDA of not greater than 2.50 to 1, with compliance with such covenant to be tested on the last day of each fiscal quarter.
The Credit Facility contains other customary covenants, including restrictions on liens, asset sales, acquisitions and debt permitted to be incurred by subsidiaries, and events of default.  The remedies for events of default are customary for this type of credit facility.
ITEM 9.01: FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.
10.1	Credit Agreement, dated as of March 27, 2008, by and between SPSS Inc., as Borrower, and LaSalle Bank National Association, as Lender.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPSS INC.
	By:	/s/ Raymond H. Panza
Raymond H. Panza
Dated: March 27, 2008		Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary

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